As filed with the Securities and Exchange Commission on February 26, 1997

                                        Registration Statement No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          KEYSTONE HERITAGE GROUP, INC.
             (Exact name of registrant as specified in its charter)


     Pennsylvania                                               23-2219740
(State of incorporation)                                     (I.R.S. Employer
                                                             Identification No.)

                                555 Willow Street
                           Lebanon, Pennsylvania 17046
               (Address of principal executive offices) (Zip Code)


                          Keystone Heritage Group, Inc.
                  1996 Independent Directors Stock Option Plan
                            (Full title of the plan)


                                Kurt A. Phillips
              Executive Vice President and Chief Financial Officer
                          Keystone Heritage Group, Inc.
                                555 Willow Street
                                Lebanon, PA 17046
                     (Name and address of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                Proposed
 Title of             Amount of shares        maximum offering           Proposed maximum             Amount of
securities to              to be                  price                     aggregate              registration
be registered           registered 1             per share 2               offering price 2              fee 2

Common Shares, par      60,000 shares          12,000 @ $21.75               $261,000                $480.98
value $5.00 per                                48,000 @ $27.63               $1,326,240
share

--------
     1 In addition, pursuant to Rule 416(a), this registration statement also covers an indeterminate number of additional shares as may become issuable under the plan in connection with share splits, dividends or similar transactions.

     2 Calculated pursuant to Rule 457(h). As to shares subject to outstanding but unexercised options, the price and fee are computed based upon the price at which such options may be exercised. As to the remaining shares, the price and fee are computed based upon $27.63, the average of the high and low prices of the Registrant's Common Shares as reported on the American Stock Exchange on February 24, 1997.

                                     PART I

                   INFORMATION REQUIRED IN THE SECTION 10 (a)
                                   PROSPECTUS

        (Not required to be filed as part of this registration statement)


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     Keystone Heritage Group, Inc. (the "Company") hereby incorporates the following documents into this registration statement by reference:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (b) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed by the Company under the Securities Exchange Act of 1934 (the "Exchange Act") on July 31, 1985, including any amendment or report filed for the purpose of updating such description;

          (c) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

          (d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 1996.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such report or other document.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Pennsylvania Business Corporation Law ("PBCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that the person is or was a representative of the corporation (or is or was serving at the request of the corporation as a representative of another corporation) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The PBCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a threatened, pending or completed derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was bought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The PBCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its By-Laws, disinterested directors' vote, shareholders' vote, agreement or otherwise; provided that the indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The PBCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability as described above.

     Section 4.10 of the By-laws of the Company provides that a Director of the Company shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless: (a) the director has breached or failed to perform the duties of his or her office in good faith, in a manner in which he or she reasonably believes to be in the best interest of the Company, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The above-referenced provisions do not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of local, state or federal taxes.

     Section 6.1 of the Bylaws of the Company further provides that the Company will indemnify each person who is or was a director or officer of the Company against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action, suit or proceeding (whether brought by or in the right of the Company), civil or criminal, or in connection with an appeal relating thereto, in which he may become involved, as a party or otherwise, by reason of his being or having been a director or officer of the Company, or by reason of any past or future action taken or not taken in his capacity as such director or officer, whether or not he continues to be such at the time such liability or expense is incurred, provided such person acted, in good faith, in what he reasonably believed to be the best interests of the Company, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. As used in Section 6.1, the terms "liability" and "expense" include, but are not limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against, any amounts paid in settlement by a director or officer other than amounts paid to the Company. The termination of any claim, action, suit, or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director or officer did not meet the standards of conduct set forth in the first sentence of this paragraph, except where there shall have been a judgment rendered specifically finding that the action or conduct of such director or officer constituted negligence or misconduct. Any such director or officer who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described herein shall be entitled to indemnification as of right. Except as provided in the preceding sentence, any indemnification hereunder shall be made at the discretion of the Company, but only if (1) the Board, acting by a quorum consisting of directors who are not parties to (or who have been wholly successful with respect to) such claim, action suit, or proceeding, shall find that the director or officer has met the standards of conduct set forth in the first sentence of this paragraph, or (2) independent legal counsel (who may be the regular counsel for the Company) shall deliver it to their written advice that, in their opinion, such director or officer has met such standards. Expenses incurred with respect to any such claim, action, suit or proceeding may be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless it shall ultimately be determined that he is entitled to indemnification. The rights of indemnification provided in
Section 6.1 are in addition to any rights to which such person concerned may otherwise be entitled by contract or as a matter of law, and inures to the benefit of the heirs, executors and administrators of any such person.

     The Company's directors and officers also are covered by a conventional policy of directors' and officers' insurance which provides, among other things, protection against certain liabilities arising out of the discharge of their duties.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         4    Keystone Heritage Group, Inc. 1996 Independent Directors Stock
              Option Plan.
         5    Opinion of Drinker Biddle & Reath, counsel to the Registrant
         23.1 Consent of KPMG Peat Marwick LLP, independent accountants
         23.2 Consent of Drinker Biddle & Reath (included in the opinion filed as Exhibit 5 hereto)

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement;

              (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in value and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;


              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

          (5) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lebanon, Pennsylvania on February 11, 1997.

                                       KEYSTONE HERITAGE GROUP


                                       BY: /s/ Albert B. Murry
                                               Albert B. Murry
                                               President and Chief Executive
                                               Officer



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title                              Date


 /s/ Raymond M. Dorsch, Jr.                                   February 11, 1997
Raymond M. Dorsch, Jr.            Director


 /s/ Lance M. Frehafer                                        February 11, 1997
Lance M. Frehafer                 Secretary and Director


 /s/ Harry J. Gensemer                                        February 11, 1997
Harry J. Gensemer                 Director


 /s/ Charles V. Henry III                                     February 11, 1997
Charles V. Henry III              Director


 /s/ Wendi DiMatteo Holsinger                                 February 11, 1997
Wendi DiMatteo Holsinger          Director

 /s/ Bruce A. Johnson                                         February 11, 1997
Bruce A. Johnson                  Director


 /s/ Donald W. Lesher, Jr.                                    February 11, 1997
Donald W. Lesher, Jr.             Vice President and Director


 /s/ Thomas I. Siegel                                         February 11, 1997
Thomas I. Siegel                  Director


 /s/ Brett H. Tennis                                          February 11, 1997
Brett H. Tennis                   Director


 /s/ Mark Randolph Tice                                       February 11, 1997
Mark Randolph Tice                Director


 /s/ John E. Wengert                                          February 11, 1997
John E. Wengert                   Director


 /s/ Earnest D. Williams, Jr.                                 February 11, 1997
Earnest D. Williams, Jr.          Director


 /s/ Albert B. Murry                                          February 11, 1997
Albert B. Murry                   President, Chief Executive Officer
                                  and Director (Principal Executive Officer)


 /s/ Kurt A. Phillips                                         February 11, 1997
Kurt A. Phillips                  Treasurer
                                  (Principal Financial and
                                   Accounting Officer)

                                  EXHIBIT INDEX


Exhibit
Number          Title

4               Keystone Heritage Group, Inc.
                1996 Independent Directors Stock Option Plan

5               Opinion of Drinker Biddle and Reath

23.1            Consent of KPMG Peat Marwick LLP

23.2 Consent of Drinker Biddle and Reath (included in the opinion filed as Exhibit 5 hereto)